AGREEMENT between TPG CAPITAL CORPORATION ("TPG") and DECURION
CORPORATION ("Decurion").

       WHEREAS Decurion is a development stage company that has no specific business plan and intends to merge, acquire or otherwise combine with an unidentified company (the "Business Combination");

       WHEREAS TPG assisted in the incorporation of Decurion;

       WHEREAS TPG is a shareholder of Decurion and desires that Decurion locate a suitable target company for a Business Combination;

       WHEREAS Decurion desires that TPG assist it in locating a suitable target company for a Business Combination;

       NOW THEREFORE, it is agreed:

       1.00   ACTIONS BY TPG.  TPG agrees to assist in:

       1.01 The preparation and filing with the Securities and Exchange Commission of a registration statement on Form 10-SB for the common stock of Decurion;

       1.02 The location and review of potential target companies for a Business Combination and the introduction of potential candidates to Decurion;

       1.03 The preparation and filing with the Securities and Exchange Commission of all required filings under the Securities
Exchange Act of 1934 until Decurion enters into a Business Combination;

       2.00 PAYMENT OF DECURION EXPENSES. TPG agrees to pay on behalf of Decurion all corporate, organizational and other costs incurred or accrued by Decurion until effectiveness of a Business Combination. TPG understands and agrees that it will not be reimbursed for any payments made by it on behalf of Decurion.

       3.00    INDEPENDENT CONSULTANT.   TPG is not now, and shall
not be, authorized to enter into any agreements, contracts or understandings on behalf of Decurion and TPG is not, and shall not be deemed to be, an agent of Decurion.

       4.00 USE OF OTHER CONSULTANTS. Decurion understands and agrees that TPG intends to work with consultants, brokers, bankers, or others to assist it in locating business entities suitable for a Business Combination and that TPG may share with such consultants or others, in its sole discretion, all or any portion of its stock in Decurion and may make payments to such consultants from its own resources for their services. Decurion shall have no responsibility for all or any portion of such payments.

       5.00 TPG EXPENSES. TPG will bear its own expenses incurred in regard to its actions under this agreement.

       6.00 ARBITRATION. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the District of Columbia.

       7.00 COVENANT OF FURTHER ASSURANCES. The parties agree to take any further actions and to execute any further documents which may from time to time be necessary or appropriate to carry out the purposes of this agreement.

       8.00 PRIOR AGREEMENTS. This agreement constitutes the entire agreement between the parties and memorializes the prior oral agreement between the parties and all understandings between the parties pursuant to such oral agreements are recorded herein. The effective date herein is as of the earliest date of the oral agreement between the parties.

       9.00    EFFECTIVE DATE.   The effective date of this agreement is
as of June 7, 1999.

       IN WITNESS WHEREOF, the parties have approved and executed this agreement.


TPG CAPITAL CORPORATION


_____________________________________
President


DECURION CORPORATION


__________________________________
President